SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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Corning Natural Gas Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Corning Natural Gas Corporation

330 W. William Street P.O. Box 58 Corning, New York 14830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be held on Tuesday, February 7, 2006

Corning, New York January 3, 2006

To the Common Stockholders of Corning Natural Gas Corporation

Notice is hereby given that the Annual Meeting of Stockholders of Corning Natural Gas Corporation (the Company) will be held at the office of the Company, 330 W. William Street, in the City of Corning, New York on Tuesday, February 7, 2006 at 10:30 A.M., local time, for the following purposes:

(1)	To fix the number of Directors at five and to elect a Board of Directors for the ensuing year.
(2)	To transact such other business as may properly come before the meeting.

The stock transfer books will not be closed, but only common stockholders of record at the close of business on December 27, 2005 will be entitled to vote at the meeting or any adjournment thereof.

You are cordially invited to attend the meeting and vote your shares. In the event that you cannot attend, please date, sign and mail the enclosed proxy in the enclosed self-addressed envelope. A stockholder who executes and returns a proxy in the accompanying form has the power to revoke such proxy at any time prior to the exercise thereof.

By Order of the Board of Directors

GARY K. EARLEY, Secretary & Treasurer

CORNING NATURAL GAS CORPORATION PROXY STATEMENT

January 3, 2006

By Whom Proxy Solicited and Solicitation Expenses. The accompanying proxy is solicited by the Board of Directors of Corning Natural Gas Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, February 7, 2006. Proxies in substantially the accompanying form, properly executed and received prior to or delivered at the meeting and not revoked, will be voted in accordance with the specification made. The expense of soliciting proxies will be borne by the Company.

The approximate date upon which this proxy statement and the accompanying proxy will first be mailed to stockholders is January 3, 2006.

Right to Revoke Proxy. Any stockholder giving the proxy enclosed with this statement has the power to revoke it at any time prior to the exercise thereof. Such revocation may be by writing (which may include a later dated proxy) received by the Office of the Secretary, Corning Natural Gas Corporation, 330 W. William Street, P.O. Box 58, Corning, New York, 14830, no later than February 6, 2006 if by mail, or prior to the exercise thereof if delivered by hand. Such revocation may also be effected orally at the meeting prior to the exercise of the proxy.

Proposals of Stockholders. Stockholders' proposals intended to be presented at the 2007 Annual Meeting of Stockholders must be received by the Office of the Secretary, Corning Natural Gas Corporation, 330 W. William Street, P.O. Box 58, Corning, New York 14830, by September 8, 2006. As to any proposal that a stockholder intends to present to stockholders without being included in the Company's proxy statement for the Company's 2007 Annual Meeting of Stockholders, the proxies named in management's proxy for the meeting will be entitled to exercise their discretionary authority on that proposal unless the Company receives notice of the matter to be proposed not later than November 24, 2006. Even if proper notice is received on or prior to November 24, 2006, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposals and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal as set forth in Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

Voting Securities Outstanding. There were 506,918 shares of common stock outstanding and entitled to vote on December 27, 2005 (the "Record Date"). Each share of common stock is entitled to one vote. Only stockholders of record on the Record Date are entitled to notice of and to vote at the meeting or any adjournment thereof.

Abstentions and broker non-votes are each included in calculating the number of shares present and voting for purposes of determining quorum requirements. However, each is tabulated separately. Abstentions are counted in tabulating the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Beneficial Stock Ownership

The following table sets forth the shares of the Company's common stock, and the percent of total outstanding shares represented thereby, beneficially owned* by the nominees for director of the Company, the Chief Executive Officer of the Company, all directors and officers as a group, and all persons or groups known to the Company to beneficially own more than 5% of such stock.

*As used in this Proxy Statement, "beneficial ownership" includes direct or indirect, sole or shared power to vote, or to direct the voting of, and/or investment power to dispose of, or to direct the disposition of, shares of the common stock of the Company. Except as otherwise indicated in the footnotes below, the listed beneficial owners held direct and sole voting and investment power with respect to the stated shares.

Shares of Stock
Beneficially Owned

Beneficial Owners	Directly or	Percent
as of December 1, 2005	Indirectly	of Class

J. Edward Barry	50,712(1)	10.00%
330 W. William Street
Corning, New York 14830-2152

Thomas K. Barry (Director and	16,243	3.20%
Chief Executive Officer)
330 W. William Street
Corning, New York 14830-2152
Thomas H. Bilodeau (Director)	4,175(2)	*

336 Golfview Road, Apt. 207
North Palm Beach, Florida 33408-3521
Bradford J. Faxon (Director)	29,995(3)	5.90%

225 Hix Bridge Road
Westport, Massachusetts 02790-1312
Liselotte R. Lull and	49,642(4)	9.80%

Robert E. Lull
231 Watauga Avenue
Corning, New York 14830-3233
Kenneth J. Robinson (Director and	5,120(5)	1.00%

Executive Vice President)
330 W. William Street
Corning, New York 14830-2152

All directors and officers	59,132(6)	11.70%
of the Company, eight persons
as a group
* Less than one percent

  (1) Includes 27,634 shares held in trust, with respect to which J. Edward Barry has shared voting and investment power, and 23,078 shares beneficially owned and held in trust on behalf of Virginia S. Barry, with respect to which J. Edward Barry also has shared voting and investment power.
  (2) All shares are held in trusts and Mr. Bilodeau is a beneficiary or contingent beneficiary of such trusts.
  (3) Includes indirect beneficial ownership of 5,987 shares owned by children of Bradford J. Faxon, and as to which Bradford J. Faxon has shared voting and investment power.
  (4) Includes 25,773 shares owned by Liselotte R. Lull and 23,869 shares owned by Robert E. Lull.
  (5) Includes 5,086 shares owned jointly with Sherry Robinson.
  (6) Aggregate record or imputed beneficial ownership, with sole or shared voting or investment power.

Election of Directors. (Proposal No. 1) It is the intention of the persons named in the enclosed proxy to vote the shares represented by the proxy to fix the number of directors at five and to elect the nominees listed below to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event of a vacancy in the list of nominees, an event which the Board of Directors does not anticipate, the holders of the proxies will vote for the election of a nominee acceptable to the remaining nominees. The directors shall be elected by a plurality of votes cast. The following is a brief description of each nominee, including his principal employment or professional experience for the past five years.

Thomas K. Barry, 60, Chairman of the Board of Directors since 1993, President of the Company since 1983, Chief Executive Officer since 1984. A Director since 1983 and Chairman of the Executive Committee. Son of J. Edward Barry, Consultant to the Company.

Thomas H. Bilodeau, 63, Vice President - Finance, Medical & Environmental Coolers, Inc. since 1990. A Director since 1984, Chairman of the Audit Committee and a member of the Compensation Committee.

Bradford J. Faxon, 67, Retired; former President of Fall River Gas Company 1986-2001. A Director since 1984, Chairman of the Compensation Committee and a member of the Executive and Audit Committees.

Robert J. Pollock, 72, Has provided real estate sales services for R. P. Valois Real Estate, Inc. since 2002. Vice President NE Sales at First Marketing Company 1978 - 1996 and Consultant

- Sales & Marketing 1996 - 2002. Was formerly the Clerk of Fall River Gas Company (1986-2000) and a Director of the Fall River Gas Appliance Company (1986-2000). On November 28, 2005, following the death of former Director Donald Patnode on September 9, 2005, the Board of Directors voted to have Mr. Pollock serve as a member of the Board of Directors and member of the Company's Audit and Compensation Committees effective January 1, 2006.

Kenneth J. Robinson, 61, Executive Vice President since 1992. Joined the Company in 1978 as an accountant and most recently served as Financial Vice President and Treasurer for 4 years. A Director since 2000 and a member of the Executive Committee.

Board of Directors and Committees. The Board of Directors has a standing Audit Committee, of which Messrs. B.J. Faxon, T.H. Bilodeau and R.J. Pollock are the members. Messr.

D.R. Patnode served on (and was Chairman of) the Audit Committee until his death on September 9, 2005. Messr. R.J. Pollock was appointed to the Audit Committee effective January 1, 2006. Messr. T.H. Bilodeau was appointed as the Chairman of the Audit Committee on September 29, 2005. The function of the Audit Committee is to recommend the selection of independent auditors, review the plan and results of the independent audit and approve each professional service provided by the independent auditors. The Audit Committee had four meetings in fiscal 2005. The Audit Committee operates under a charter, which is attached to this Proxy statement as Appendix A. The members of the Audit Committee meet the independence standards of Sections 303.01(B) (2) (a) and (3) of the New York Stock Exchange's listing standards. The Board of Directors has not identified any member of the Audit Committee as a financial expert as defined in Item 401(e) of Regulation S-B as it has not been determined that any member of the Committee fully meets the technical qualifications for designation as a financial expert as defined in Item 401(e) of Regulation S-B. The Board of Directors has determined that designation of a financial expert on the Audit Committee is unnecessary as each member of the Audit Committee has considerable experience with the review of public company financial statements, management of public companies and familiarity with the audit process, which qualifications give the Company the necessary confidence in their ability to fulfill their obligations as members of the Audit Committee.

Audit Committee Report1

To the Board of Directors of Corning Natural Gas Corporation:

The Audit Committee of Corning Natural Gas Corporation ("Corning") has reviewed and discussed Corning's audited financial statements for the year ended September 30, 2005 with the information contained in the Audit Committee Report shall not be deemed to be "soliciting material" or deemed "filed" with the Commission as provided in Regulation S-B 228.206 (c).

Rotenberg & Co. LLP, Corning's independent auditing firm. In addition, we have discussed with Rotenberg & Co. LLP the matters required to be discussed by Statement of Auditing Standards No. 61 as amended by Statement of Auditing Standards No. 89 and 90.

The Committee also has received the written disclosures and the letter from Rotenberg & Co. LLP required by Independence Standards Board Standard No. 1, and we have discussed with Rotenberg & Co. LLP such firm's independence. We have also discussed with Corning's management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

As a result of our review and discussions, we have recommended to the Board of Directors the inclusion of Corning's audited financial statements in the annual report for the year ended September 30, 2005, on Form 10-KSB.

The Audit Committee of Corning Natural Gas Corporation Thomas H. Bilodeau, Chairman Bradford J. Faxon Robert J. Pollock

The Board of Directors also has a standing Compensation Committee, of which Messrs. B.J. Faxon, T.H. Bilodeau and R.J. Pollock are the members. Messr. D.R. Patnode served on the Compensation Committee until his death on September 9, 2005. Messr. R.J. Pollock was appointed to the Compensation Committee effective January 1, 2006. This committee met once during 2005. This committee reviews officer performance and duties and decides upon appropriate remuneration.

The Board of Directors does not have a standing nominating committee, or any committee performing similar functions. The Board of Directors is of the view that such a committee is unnecessary given the relatively small size of the Board and the percentage by which each Director was re-elected last year (as to each, over 97% of the votes cast). All Directors participate in the consideration of nominees for Directors.

The Board of Directors met five times in 2005. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he served during the year.

At the most recent annual meeting of stockholders of the Company, held on February 8, 2005, out of a total of 506,918 shares entitled to vote at the meeting, 278,242 shares (55% of the total) were actually voted at the meeting with respect to the election of Directors. Nominees proposed for election by the Board of Directors were elected by requisite vote at such meeting. Each nominee received an affirmative vote of over 97% of the votes cast. All members of the Board of Directors are expected to attend the annual meeting of stockholders. Last year all members of the Board of Directors attended the annual meeting.

Section 16 (a) Beneficial Ownership Reporting Compliance. Based solely on a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934 (the "Exchange Act") during and with respect to its most recent fiscal year, as well as written representations furnished to the Company by reporting persons, all persons subject to Section 16 of the Exchange Act with respect to the Company have filed on a timely basis all reports required by Section 16 (a) of the Exchange Act during the most recent fiscal year.

Cash Compensation of Executive Officers. The following table sets forth the compensation paid or accrued by the Company and its subsidiary during the fiscal years ended September 30, 2003, September 30, 2004 and September 30, 2005 to the Company's Chief Executive Officer and to each Executive Officer whose aggregate cash compensation exceeded $100,000. Although only principal capacities are listed, the compensation figures include all compensation received in any capacity, including directorships, for services rendered during the fiscal years indicated.

SUMMARY COMPENSATION TABLE Annual Compensation(1)
Name and Principal Position				Other Annual
	Year	Salary (2)	Bonus	Compensation (3)
Thomas K. Barry	2005	$219,178	$10,907	$17,000
President and Chief Executive Officer	2004	$211,766	$3,821	$15,500
	2003	$199,617	$3,811	$15,500
Kenneth J. Robinson	2005	$160,374	---	$16,500
Exec. Vice President	2004	$154,951	$10,288	$15,000
	2003	$146,487	$9,379	$15,000

  (1) The Company did not pay any long-term compensation to its Chief Executive Officer or to its other executive officers during the fiscal years ended September 30, 2005, 2004, and 2003.
  (2) The amounts in this column include the aggregate of cash contributions received and matching contributions made by the Company on behalf of the named executive officers to the Company's 401(k) Savings Plan (the "Savings Plan").
  (3) Consists of director's fees paid to Messrs. Barry and Robinson by the Company and its subsidiary.

A description of the executive officers, other than Mr. Thomas K. Barry and Mr. Kenneth J. Robinson, for whom a description is provided above, is set forth below.

Stanley G. Sleve (age 55) is Vice President - Business Development. Mr. Sleve began employment with the Company in January, 1998 primarily to secure and develop new business.

Mr. Sleve has had twenty-five years of project, client and construction management experience with engineering and architectural service firms.

Joel D. Moore (age 48) is Vice President - Operations. Mr. Moore, a licensed professional engineer, provided gas engineering consulting services for the Company for approximately a year through Integrity Engineering PLLC. He closed this business to join the Company on a full time basis as of September 1, 2005. Mr. Moore was employed by New York State Electric & Gas Corporation as a gas pipeline engineer and field planner from 1986 through 1999 at which time he started Integrity Engineering PLLC.

Firouzeh Sarhangi (age 47) is Vice President - Finance. Mrs. Sarhangi was the original owner/operator of the Tax Center International (TCI) which the Company purchased as a subsidiary in 1998. Mrs. Sarhangi was employed as the General Manager and eventually President of TCI until February 2004 when she was appointed Vice President - Finance of Corning Natural Gas Corporation. Mrs. Sarhangi has had twenty-four years of public accounting experience and recently served on the Advisory Board of the Commissioner of the U.S. Treasury.

Gary K. Earley (age 51) is Secretary and Treasurer. Mr. Earley has been a practicing accountant since 1976. He joined the Company in 1987 as an accountant in the rates and regulations department and has served as Treasurer for the past 13 years, and has served as Secretary since January 1, 2003.

Compensation Pursuant to Plans. The Company has entered into separate supplemental benefits agreements with Thomas K. Barry and Kenneth J. Robinson (collectively, the "Supplemental Benefits Agreements"), which provide that the officer covered thereby and retiring after the age of 62 is entitled to receive monthly payments equal to 35% of such officer's monthly salary at retirement for either life or 180 months, whichever is longer. Such amount payable shall increase by 4% annually on the anniversary date of such officer's retirement. Retirement benefits otherwise available upon retirement at age 62 under the Supplemental Benefits Agreements are reduced cumulatively by 4% for each year prior to age 62 in which the covered officer retires; provided, however, that an officer covered under a Supplemental Benefits Agreement receives no retirement benefits thereunder in the event that such officer retires before age 55. Furthermore, the Supplemental Benefits Agreements provide that in the event that an officer covered by a Supplemental Benefits Agreement dies prior to retirement, such officer's designated beneficiary is entitled to receive monthly payments equal to 50% of such officer's monthly salary at death for 180 months.

Eligibility to enter into a Supplemental Benefits Agreement, or equivalent thereof, is based upon employee performance, service and value to the Company; such eligibility is determined on an individual basis by the Board of Directors. Currently, Thomas K. Barry and Kenneth J. Robinson are the only employees of the Company covered by a Supplemental Benefits Agreement, and no payments have been made to date under such agreements. The Supplemental Benefits Agreements are in addition to the amounts shown in the Summary Compensation Table and are not subject to limitation. As of September 30, 2005 the estimated annual benefits payable under a Supplemental Benefits Agreement upon retirement at the normal retirement age for Mr. K.J. Robinson are $56,238 and for Mr. T.K. Barry are $76,860.

The Company also maintains the Corning Natural Gas Corporation Employees Savings Plan (the "Savings Plan"). All non-union employees of the Company who work for more than 1,000 hours per year and who have completed one year of service may enroll in the Savings Plan at the beginning of each calendar quarter. Under the Savings Plan, participants may contribute up to 50% of their wages. For non-union employees the Company will match one-half of the participant's contributions up to a total of 3% of the participant's wages. Company matching contributions vest in the participants at a rate of 20% per year and become fully vested after five years. All participants may select one of ten investment plans, or a combination thereof, for their account. Distribution of amounts accumulated under the Savings Plan occurs upon the termination of employment or death of the participant. The Savings Plan also contains loan and hardship withdrawal provisions. During the fiscal year ended September 30, 2005, no amounts were distributed to executive officers under the Savings Plan. The amounts accrued under the Savings Plan by Messrs. T.K. Barry and K.J. Robinson in fiscal 2005 are included in the compensation figures in the table on Page 6.

Compensation of Directors. The current annual Director's compensation is $7,000. In addition, Directors are paid $500 for each Board meeting attended. Additionally, the chairman of the Board's Executive, Audit and Compensation committees receive an annual fee of $1,500 for such services. Committee members other than the chairman are paid $1,000 annually to serve on the Executive and Compensation committees while Audit committee members are paid $1,500 annually. There is a limitation that no committee chairman or member may receive more than $2,000 annually for such service regardless of the number of committees on which he serves.

As allowed by New York law, the Company currently has in effect an insurance policy, with an effective date of June 1, 2005, with National Union Fire Insurance Company for the indemnification of officers and directors at an annual premium cost of $60,000.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements. The Company has entered into an employment contract with each of Mr. T.K. Barry and Mr. K.J. Robinson. Under the terms of such employment contracts, each officer is compensated for his duties as an officer and director with such salary as is determined from time to time by the Board of Directors. The term of each officer's employment contract is for a rolling three year period, unless earlier terminated by an act of either the Company or such officer. Each officer's employment contract further provides that upon any change in control of the Company leading to the termination of such officer's employment with the Company, the Company shall pay such officer three times his then-present annual salary and reimbursement of payments for excise tax, if any, required under Section 4999 of the Internal Revenue Code. The Employment Contracts also provide for payment to such officer, upon his retirement, of amounts that, when combined with payments under the pension plan, would provide such officer a total pension benefit, as specified in the Company's pension plan, as if the limitations on pension plan payments under Internal Revenue Code Sections 415(b) and (e) did not apply. Payment of such amounts and downward adjustments of such amounts are made under the same terms as specified in the pension plan. Such contracts also require the Company's continued provision of health care benefits to such officer after retirement, except when the officer is terminated for cause. Additionally, the Company has entered into a contract with each of Mr. T.K. Barry and Mr. K.J. Robinson whereby the Company has agreed to transfer ownership of a paid-up insurance policy on the life of such officer upon a change of control of the Company.

Auditors.

Deloitte & Touche, LLP, Certified Public Accountants, served as the Company's independent auditors for the fiscal years ended September 30, 2002 and 2003. As set forth in the Forms 8-K and 8-K/A filed with the SEC on January 9, 2004 and January 20, 2004, respectively, the Company notified Deloitte & Touche, LLP on January 8, 2004 that it was dismissed as the Company's independent auditors effective January 7, 2004. The decision to dismiss Deloitte & Touche, LLP was approved by the Audit Committee of the Board of Directors.

In connection with the audits of the two fiscal years ended September 30, 2002 and 2003, and through the date of termination (January 7, 2004), there were no disagreements with Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of Deloitte & Touche, LLP on the consolidated financial statements of the Company and subsidiary as of and for the years ended September 30, 2002 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope, or accounting principles.

As previously disclosed in the Forms 8-K and 8-K/A filed with the SEC on January 9, 2004 and January 20, 2004, respectively, in connection with the audit for the Company's most recent fiscal year (ended September 30, 2003), Deloitte & Touche LLP did advise the Company of two reportable conditions in the Company's internal controls. Those specific items involved user access to the computer operating system, which could possibly result in manipulation of computer data. The Company was also advised that a formal process was not in place for reviewing compliance of its financial statements with generally accepted accounting principles.

The Company requested that Deloitte & Touche LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the statements contained above. A copy of that letter, dated January 21, 2004 has been filed as exhibit 16 to the Form 8-K/A filed January 20, 2004.

The Company has made changes in its procedures to address the two reportable conditions set forth above and has discussed the issues and the Company's response with the Audit Committee and the Company's new independent auditors, Rotenberg & Co. LLP. The Company directed Deloitte& Touche LLP to cooperate fully and provide all necessary information in connection with the transition to the Company's new independent auditors, Rotenberg & Co. LLP, including with respect to the reportable conditions discussed above. After discussions regarding these reportable conditions and the Company's changes in procedures with respect to such matters, Rotenberg & Co. LLP has advised the Company that they believe the reportable conditions have been sufficiently addressed by the actions taken by the Company.

The Company has engaged Rotenberg & Co. LLP, Certified Public Accountants of Rochester, New York, as its principal accountants as of March 3, 2004. The decision to engage Rotenberg & Co. LLP was approved by the Audit Committee of the Board of Directors.

Rotenberg & Co. LLP, who have been selected as auditors for the Company for the ensuing fiscal year, have no direct or indirect financial interest in the Company or its subsidiaries in the capacity of promoter, underwriter, voting director, officer or employee. A representative of Rotenberg & Co. LLP plans to be present at the annual meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

The following table sets forth invoiced and estimated fees incurred by the Company from its principal accountant for the years ended September 30, 2004 and 2005. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Rotenberg & Co. LLP's independence.

	2004	2005
Audit Fees	$127,000	$100,881
Audit-Related Fees
Tax Fees	$25,000	$15,500
All other Fees

Total	$152,000	$116,381

Other Matters. Except for the matters set forth above, the Board of Directors knows of no matters which may be presented to the meeting, but if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment in such matters.

Contacting the Board of Directors. Any shareholder may contact any of the Company's Directors, including the Chairman of the Board of Directors, Thomas K. Barry, by writing to the appropriate individual c/o Corning Natural Gas Corporation, 330 W. William Street, P.O. Box 58, Corning, New York, 14830. All communications will be forwarded to the Director to which they are addressed.

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY.

By Order of the Board of Directors,
GARY K. EARLEY
Secretary & Treasurer

Annual Report

A copy of the Company's 2005 Annual Report to Shareholders accompanies this Proxy Statement, but does not constitute part of the proxy solicitation materials.

Persons whose proxies are solicited by the Board of Directors of the Company may obtain, without charge, a copy of the Company's Annual Report on Form 10-KSB, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the Company's most recent fiscal year. The report will be furnished upon request made in writing to:

Thomas K. Barry Chairman of the Board of Directors Corning Natural Gas Corporation 330 W. William Street

P.O. Box 58 Corning, New York 14830

AUDIT COMMITTEE CHARTER

This Audit Committee Charter (Charter) has been adopted by the Board of Directors (the Board) of Corning Natural Gas Corporation (the Company). The Audit Committee of the Board (the Committee) shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence: Organization

The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the applicable rules of the Nasdaq. The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors, management and the internal auditors.

Responsibilities

Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

  Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the board and the Committee, as representatives of the shareholders.
  Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.
  Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall actively engage in dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take appropriate actions to oversee and satisfy itself as to the auditors' independence.
  Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-KSB.
  Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.
  Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.
  Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report of Form 10-QSB, and (2) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.)
  Overseeing internal audit activities, including discussing with management and the internal auditors the internal audit function's organization, objectivity, responsibilities, plans, results, budget and staffing.
  Discussing with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.
  Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company'' accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.